Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Vivakor, Inc. of our report dated July 8, 2009 except for note 15 as to which the date is August 12, 2009, relating to our audits of the financial statements (which report includes emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the referenced to our firm under the captions "Experts" in the Prospectus.

/s/ McGladrey & Pullen, LLP

Cedar Rapids, Iowa
August 12, 2009